                                 SCHEDULE 14A
                                (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  Confidential, For Use Of The
                                              Commission Only (as Permitted By
                                              Rule 14a-6(e)(2))



[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        ADAPTIVE BROADBAND CORPORATION
                        ------------------------------

               (Name of Registrant as Specified In Its Charter)


   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

October 2, 2000

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Adaptive Broadband Corporation to be held at the Sheraton Four Points Sunnyvale Hotel (formerly the Sunnyvale Hilton Hotel), 1250 Lakeside Drive, Sunnyvale, California 94086, at 10:00 a.m. on October 25, 2000. Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement.

     Regardless of whether you plan to attend the meeting, it is important that your shares be voted. Accordingly, we ask that you sign and return your proxy as soon as possible in the envelope provided. If you plan to attend the meeting, please mark the appropriate box on the proxy.

     You are invited to call our toll-free information line at 1-888-225-6789 for current information about your company or to be connected free-of-charge to our Investor Relations department or to our Transfer Agent. You are also invited to visit us at our Web site (http://www.adaptivebroadband.com) for more information about Adaptive Broadband's strategy, markets and products.

                 Best regards,

                 Frederick D. Lawrence
                 Chairman and Chief Executive Officer

                                  DETACH HERE
                                  -----------

/X/ PLEASE MARK
VOTES AS IN
THIS EXAMPLE.

          1. To elect five Directors, NOMINEES:   Frederick D. Lawrence, Leslie
          G. Denend, James C. Granger, William L. Martin III, James T.
          Richardson
                FOR         WITHHELD
                / /          / /

          /  / ___________________________________________________
          For all nominees except as noted above

          2. To approve an amendment to the Company's 1992 Stock Option Plan.

          3. To transact such other business as may properly come before the meeting.

                                    [LOGO]

                        ADAPTIVE BROADBAND CORPORATION

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD OCTOBER 25, 2000


     The Annual Meeting of Stockholders of Adaptive Broadband Corporation will be held at the Sheraton Four Points Sunnyvale Hotel (formerly the Sunnyvale Hilton Hotel), 1250 Lakeside Drive, Sunnyvale, California 94086, at 10:00 a.m. on October 25, 2000, for the following purposes.

     1.   To elect five directors.

     2.   To approve amendments to the Company's 1992 Stock Option Plan.

     3. To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on September 1, 2000 are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.


                              BY ORDER OF THE BOARD OF DIRECTORS


                              /s/ KENNETH J. WEES

                              KENNETH J. WEES
                              Secretary

Sunnyvale, California
October 2, 2000


     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTPAID ENVELOPE. IF YOU ARE ABLE TO ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

                        ADAPTIVE BROADBAND CORPORATION
                             1143 BORREGAS AVENUE
                          SUNNYVALE, CALIFORNIA 94089

                                PROXY STATEMENT

     The enclosed proxy is solicited on behalf of the Board of Directors of Adaptive Broadband Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held at the Sheraton Four Points Sunnyvale Hotel (formerly the Sunnyvale Hilton Hotel), 1250 Lakeside Drive, Sunnyvale, California 94086, at 10:00 a.m. on October 25, 2000, and at any adjournment or postponement thereof.

     Any proxy given may be revoked by a stockholder at any time before it is voted by filing with the Secretary of the Company a notice in writing revoking it, or by duly executing a proxy bearing a later date. Proxies may also be revoked by any stockholder present at the meeting who votes his or her shares in person. Subject to any such revocation and the provisions under "Voting" below, all shares represented by properly executed proxies which are received prior to the meeting will be voted in accordance with the specifications on the proxy and if no specification is made with regard to a proposal set forth on the proxy, the shares will be voted for all listed nominees for director and in favor of the proposals.

     A copy of the Annual Report of the Company for its fiscal year ended June 30, 2000 is being mailed to stockholders with this proxy statement. The approximate date on which this proxy statement and the accompanying proxy are being sent to stockholders is October 2, 2000.

                                    VOTING

     Only stockholders of record on September 1, 2000 will be entitled to notice of and to vote at the meeting. At the close of business on that date, the Company had 37,567,233 shares of Common Stock outstanding. A majority of all shares represented in person or by proxy at the Annual Meeting constitutes a quorum for the transaction of business at the meeting. Abstentions are considered as shares present and entitled to vote and therefore will have the same effect as a vote against a matter presented at the meeting. Brokers who hold shares in street name for customers have the authority to vote on the election of directors. With respect to all matters other than the election of directors, broker non-votes (shares as to which brokers do not have discretionary authority to vote on the particular matter and have not received voting instructions from their customers), if any, will have no effect on the outcome of the vote. Broker non-votes are counted towards the establishment of a quorum.

     Holders of Common Stock are entitled to one vote for each share held. As described below, in the election of directors all stockholders may cumulate their votes for candidates placed in nomination. Cumulative voting rights entitle a stockholder to as many votes as shall equal the number of votes represented by shares of Common Stock held by such stockholder multiplied by the number of directors to be elected, and all such votes may be cast for a single candidate or may be distributed among any or all of the candidates. A stockholder intending to cumulate votes for the election of directors must notify the Company of such intention prior to the commencement of the voting for directors. If any stockholder has given such notice, every

                                      1.

stockholder may cumulate votes for candidates placed in nomination prior to the voting. A vote for nominees of the Board of Directors will give the persons named in the proxy discretionary authority to cumulate all votes as to which the stockholder is entitled and allocate such votes in favor of one or more nominees of the Board voted for by the stockholder, as the proxyholders may determine. The persons named in the proxy will exercise such discretion in order to assure the election of as many of the nominees of the Board of Directors as possible. In such event, the specific nominees for whom such votes will be cumulated will be decided by the proxyholders.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

     Directors are elected to hold office until the next Annual Meeting of Stockholders or until their successors have been elected. Unless otherwise instructed by the stockholder, it is intended that the shares represented by the enclosed proxy will be voted for the nominees named below. Although management anticipates that all of the nominees will be able to serve, if any nominee is unable or unwilling to serve at the time of the meeting, the proxy will be voted for a substitute nominee chosen by management. Directors shall be elected by a plurality of the votes of the shares in person or represented by proxy at the meeting.

     All of the nominees are presently directors of the Company. No nominee or executive officer has any family relationship with any other nominee or executive officer. The beneficial ownership of the Company's stock by the nominees is set forth under "Certain Stockholders."

     The following table and biographical paragraphs set forth the names and ages of the nominees, their principal occupations at present, the positions and offices held by each with the Company in addition to the position as a director and the period during which each has served as a director of the Company.

                                                                                                                       DIRECTOR
                                                                                                                     CONTINUOUSLY
                        NOMINEE                          AGE                       OCCUPATION                           SINCE
                        -------                          ---                       ----------                           -----
Frederick D. Lawrence(1)...............................   52  Chairman of the Board and Chief Executive Officer          1997
Leslie G. Denend(1)(3).................................   59  Former Chief Executive Officer of Network General          1998
                                                              Corporation, a network management software company,
                                                              and former Chief Executive Officer of Vitalink
                                                              Communications, a computer products company
James C. Granger(2)....................................   54  President, Chief Executive Officer and Director of         2000
                                                              Digital Biometrics, Inc., a manufacturer of
                                                              fingerprint reading products
William L. Martin III(4)...............................   53  Chief Executive Officer of White Rock Networks, a          2000
                                                              producer of optical transport systems
James T. Richardson(3).................................   52  Senior Vice President and Chief Financial Officer of       2000
                                                              WebTrends, a producer of software for Internet
                                                              commerce businesses

(1) Member of Global Sales Committee
(2) Member of Governance Committee
(3) Member of Audit Committee
(4) Member of Compensation Committee

                                      2.

     FREDERICK D. LAWRENCE joined the Company as Chairman of the Board, President and Chief Executive Officer in July 1997. From May 1996 to July 1997, Mr. Lawrence served as Chief Executive Officer of ComStream, Inc., an international supplier of satellite communications networks and products and from February 1994 to April 1996, he served as President of the Transmission Group for ADC Telecommunications, Inc., which included five independent business units producing products for high-speed video, voice, data and wireless communications. From 1982 to 1994, Mr. Lawrence held executive positions in networks operations and engineering at Sprint Corporation and its operating companies, dealing in local telephone, cellular and long distance. Prior to this, Mr. Lawrence worked at AT&T from 1970 to 1982 in a variety of positions. He holds a B.S.E.E. degree from Western Michigan University. Mr. Lawrence is a Director of Magnetek, Inc., a manufacturer of integrated electrical products.

     LESLIE G. DENEND served as President of Network Associates Inc., a network security and management software company, from December 1997 to May 1998, as President and Chief Executive Officer of Network General Corporation, a producer of networking software that merged with McAfee Associates Inc. in December 1997 to form Network Associates Inc., from February 1993 to December 1997, as President, Chief Executive Officer and Chairman of Vitalink Communications (acquired by Network Systems Corporation), a computer products company, from October 1990 to December 1992, as Executive Vice President - Corporate Development of 3Com Corporation, a data networking company, and as Vice President and General Manager of 3Com's Federal Systems unit from January 1989 to October 1990, and as a partner of and consultant to McKinsey and Company from 1982 to 1989. He has held advisory positions with the U.S. Government, including serving as an Advisor to the Chairman to the Joint Chiefs of Staff and as an Assistant to the President for National Security Affairs. He is currently on the Boards of Network Associates, Proxim, Inc., Rational Software Corporation and Informix Corporation. Mr. Denend holds a Ph.D. in economics and an MBA from Stanford University and a B.S. in Public Affairs from the U.S. Air Force Academy.

     JAMES C. GRANGER has served as President, Chief Executive Officer and a Director of Digital Biometrics, Inc., a manufacturer of fingerprint reading products, since January 1997. Mr. Granger was President of the Access Platform Systems division of ADC Telecommunications Inc. from 1995 to 1996. From 1993 to 1995, Mr. Granger was Vice President of Consumer Markets Operations of United Telephone of Florida, Inc., a telephone service company. From 1991 to 1993, he was Vice President of Marketing for United Telephone of Florida, Inc., and from 1989 to 1991, he was an assistant Vice President for Marketing, also for United Telephone of Florida, Inc. From 1978 to 1989 Mr. Granger held various management positions for AT&T Corp. and The Bell System. Mr. Granger holds a Master's degree in Educational Research from Ohio State University and a Bachelor's degree from Otterbein College.

     WILLIAM L. MARTIN III is a founder and the Chief Executive Officer of White Rock Networks, Inc., a Dallas-based optical transport systems company. From 1994 to 1999, he was a Senior Vice President of ADC Telecommunications, Inc. and President of ADC's Business Broadband Group. Prior to this, Mr. Martin held the positions of Vice President of Marketing, Vice President of Sales, and Vice President of Greater China for Ascom Timeplex, Inc. Mr. Martin received B.S. and M.S. degrees from the California Institute of Technology and an

                                      3.

MBA from Harvard University. He is a Director of Efficient Networks, Inc. and privately held Quarry Technologies, Inc.

     JAMES T. RICHARDSON has served as Senior Vice President and Chief Financial Officer of WebTrends Corporation, a producer of software for Internet commerce businesses, since July 1998. From April 1994 to December 1997, Mr. Richardson served as the Senior Vice President of Corporate Operations and Chief Financial Officer of Network General Corporation. From July 1992 to April 1994, Mr. Richardson served as the Vice President of Finance and Chief Financial Officer of Logic Modeling Corporation, an electronic design automation software company that merged with Synopsys, Inc. in February 1994. From November 1989 to June 1992, Mr. Richardson served as Chief Financial Officer of Advanced Logic Research, a manufacturer of personal computers. Mr. Richardson has served in various management positions in the high-technology industry since 1977. He is a certified public accountant and a non-practicing member of the Oregon state bar.

                   INFORMATION ABOUT THE BOARD OF DIRECTORS
                          AND COMMITTEES OF THE BOARD

     The total number of meetings of the Board of Directors (including regularly scheduled and special meetings) during fiscal 2000 was five. Except for Messrs. Granger, Martin and Richardson, who joined the Board in April 2000, each of the incumbent directors attended at least 75% of the aggregate of (1) the total number of meetings of the Board during the year and (2) the total number of meetings of all committees of the Board on which he served. The Company has an Audit Committee, Compensation Committee, Governance Committee and Global Sales Committee.

  The Audit Committee is appointed by the Board of Directors to provide independent and objective oversight of the accounting functions and internal controls of Adaptive Broadband Corporation, its subsidiaries and affiliates and to ensure the objectivity of Adaptive Broadband's financial statements. The responsibilities of the Audit Committee include the following:

     . Review with management and the independent accountants Adaptive Broadband's financial disclosure documents, including all financial statements and reports filed with the Securities and Exchange Commission or sent to stockholders, and following the year-end review recommend to the Board the inclusion of the audited financial statements in Adaptive Broadband's filing on Form 10-K.

     . Review with financial management and the independent accountants the Company's quarterly financial results prior to the release of earnings and/or the Company's quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company's accounting principles and any items required to be communicated to the independent accountants. The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

     . In consultation with management, the independent accountants and the internal audit function, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has

                                      4.

        taken to monitor, control and report such exposures. Review significant findings prepared by the independent accountants and the internal auditing function together with management's responses.

     . Review the independence and performance of the accountants and annually recommend to the Board of Directors the appointment of the independent accountants or approve any replacement of accountants when circumstances warrant. Approve the fees and other significant compensation to be paid to the independent accountants.

     . On an annual basis, review and discuss with the independent accountants all significant relationships they have with the Company that could impair the accountants' independence. Consider the independent accountants' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

     . Review the independent accountants' audit plan and discuss scope, staffing, locations, reliance upon management and internal audit and general audit approach. Discuss the results of the audit with the independent accountants prior to releasing the year-end earnings.

     . Review the budget, plan, activities, organizational structure and performance of the internal audit function as needed.

     . Review significant reports prepared by the internal audit function together with management's response and follow-up on these reports.

     . At least annually, review with the Company's counsel any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations and inquiries received from regulators or governmental agencies.

     . Annually prepare a report to shareholders as required by the Securities and Exchange Commission to be included in the Company's annual proxy statement.

     . Review the Company's Code of Ethical Conduct and the Company's compliance with this code.

     . Review and evaluate risk management policies in light of business strategy, capital strength and overall risk tolerance. Periodically evaluate the Company's investments including the procedures for investment and trading and safeguards to ensure compliance with procedures.

     . Perform any other activities consistent with this Charter, the Company's by-laws and governing law as the Committee or the Board deems necessary or appropriate.

                                      5.

     The present members of the Audit Committee, which met five times during fiscal 2000, are Terry W. Ward (Chair), Messrs. Denend and Richardson and Frederick W. Whitridge, Jr.

     The functions of the Compensation Committee are to review the Company's compensation philosophy; to recommend to the Board of Directors the total compensation to be paid to the Chief Executive Officer and the Company's other officers; to approve the form and terms of all incentive and stock plans and awards thereunder and to consider the dilutive impact of the stock plans; and to prepare the Compensation Committee Report and approve the peer groups and stock valuation methods for the Company's annual Proxy Statement. The present members of the Compensation Committee, which met seven times during fiscal 2000, are William B. Marx, Jr. (Chair) and Messrs. Martin, Ward and Whitridge.

     The functions of the Governance Committee are to monitor the Company's Corporate Governance Guidelines and to recommend to the Board a slate of director candidates to be nominated for election to the Board and to fill vacancies that occur on the Board. Nominees recommended by stockholders will be considered, provided such recommendations are submitted in writing to the Secretary of the Company, are timely, contain sufficient background information concerning the nominee to enable a proper judgment to be made as to the proposed nominee's qualifications and include a written consent of the proposed nominee to stand for election if nominated and to serve if elected. The present members of the Governance Committee, which met one time during fiscal 2000, are Messrs. Whitridge (Chair), Granger and Marx.

     The function of the Global Sales Committee is to consider and provide advice regarding policies, strategies and plans that promote the business of the Company outside of the United States. The present members of the Global Sales Committee, which met four times during fiscal 2000, are George A. Joulwan (Chair) and Messrs. Denend, Lawrence and Marx.

                                  PROPOSAL 2


             APPROVAL OF AMENDMENTS TO THE 1992 STOCK OPTION PLAN

     The Board of Directors has approved, and recommends that the stockholders approve, an amendment to the Company's 1992 Stock Option Plan (the "Option Plan") for the purpose described below. Approval of this proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote. The following is a description of the proposed amendment to and material features of the Option Plan.

Description of Proposed Amendment

     The Company proposes to amend the Option Plan to increase the number of shares of Common Stock available for option grants by 3,500,000.

     The Company's continued success depends heavily upon its ability to attract and retain highly qualified and competent personnel. The Company is operating in a high-growth industry which is experiencing fierce competition for experienced and talented personnel, and the ability

                                      6.

to grant stock options at competitive levels is essential to the Company's success in its recruiting and retention efforts. Furthermore, the Company strongly believes that its officers and other key employees should have a significant stake in the Company's stock price performance under programs that link their compensation to stockholder return. Accordingly, stock option grants are an integral part of the Company's compensation program, enabling the Company to provide its employees with appropriate equity-linked incentives to advance the interests of the Company and its stockholders. Stock option grants also support the acquisition of Company stock by those executives and key managers who participate in the Executive Stock Ownership Program, a program requiring the participants (currently approximately 18 persons) to acquire and hold outright Company stock equal in value to a specified percentage of their base salaries. As a matter of policy, to ensure that the interests of employees and stockholders remain aligned, the Company does not re-price options and options must be granted at or above 100% of fair market value.

       The Company currently relies solely on the Option Plan for stock option grants, and currently there are fewer than 55,000 shares of Common Stock remaining available under the Option Plan for future grants. Rather than adopting a new stock option plan at the present time, the Company proposes to increase the number of shares authorized for grant under the Option Plan from 8,600,000 shares to 12,100,000 shares of Common Stock, an increase of 3,500,000 shares. The Company believes this increase will be sufficient to meet its needs until April 2002, at which time a replacement plan for the 1992 Stock Option Plan (which will then be nearly expired) will be presented for stockholder approval.


Description of the Option Plan

     The proposed form of Option Plan, as amended to date (including amendments to reflect the two-for-one split of the Common Stock in fiscal 2000) and reflecting the proposed amendment, is attached to this Proxy Statement as Exhibit A. The following summary of the amended Option Plan is qualified in its entirety by reference to the complete text of the Option Plan.

     The Option Plan, as amended to date, authorizes the Company to issue a maximum of 8,600,000 shares of Common Stock upon the exercise of stock options granted under the plan. As a result of options previously granted, currently there are fewer than 55,000 shares of Common Stock remaining under the plan for future option grants, although additional shares may become available if outstanding options are cancelled or expire unexercised. The amended Option Plan would increase the maximum number of shares issuable by 3,500,000 shares to a total of 12,100,000 shares.

     The Option Plan is administered by the Board of Directors or by a committee designated by the Board. The Compensation Committee has been designated by the Board to administer the Option Plan. As used herein with respect to the Option Plan, the "Board" refers to any committee the Board appoints, as well as to the Board itself.

     Options to purchase Common Stock of the Company granted under the Option Plan may be either "incentive stock options" within the meaning of that term as used in Section 422 of the

                                      7.

Internal Revenue Code of 1986, as amended, or non-qualified stock options. Under the Option Plan, the Board may grant options to officers, other key employees and consultants of the Company and its subsidiaries, except that incentive stock options may only be granted to employees of the Company or any of its subsidiaries. Currently, approximately 200 persons are eligible to participate in the Option Plan, including four officers and eight non-employee directors.

     The purchase price of shares acquired upon exercise of stock options under the Option Plan must be at least 100% of the fair market value of the shares on the date the option is granted, except that in the case of incentive stock options granted to stockholders who own 10% or more of the total combined voting power of all classes of stock of the Company or any subsidiary of the Company (a "10% stockholder"), the exercise price must be at least 110% of such fair market value. Payment of the purchase price may be made in cash or in shares of Common Stock or, in the discretion of the Board, by a promissory note or such other form of legal consideration that may be acceptable to the Board. The aggregate value (at the time the option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by any optionee during any calendar year may not exceed $100,000. In addition, no officer or key employee may receive options under the Option Plan covering in excess of 400,000 shares in any fiscal year.

     The term of an option cannot exceed ten years (five years in the case of an incentive stock option granted to a 10% stockholder). The Option Plan provides for flexibility in vesting practices at the discretion of the Board. In 2000, the Board discontinued a performance-based vesting practice in favor of 25% vesting at one year and 6.25% vesting each quarter thereafter.

     Unless terminated earlier by reason of expiration of the option term, options under the Option Plan will generally terminate three months after the optionee terminates employment with the Company, or 12 months after the termination of employment if the optionee dies or becomes disabled while an employee of the Company. All options granted under the Option Plan will be nontransferable by the optionee during the optionee's lifetime, although they may be transferred by will or the laws of descent and distribution following the optionee's death. The options may contain such other terms, provisions and conditions not inconsistent with the Option Plan as may be determined by the Board. If any option granted under the Option Plan terminates or expires unexercised in whole or in part, the shares released from that option may be made subject to additional options granted under the Option Plan.

     In addition to the options the Board may grant under the Option Plan, each non-employee director of the Company will automatically receive a non-qualified stock option under the Option Plan immediately following each Annual Meeting of Stockholders of the Company. The first such option granted to a non-employee director will cover 20,000 shares of Common Stock. Each option granted to a non-employee director under the Option Plan thereafter shall cover 12,000 shares of Common Stock, in the case of directors who are not chairs of committees, and 16,000 shares, in the case of directors who are chairs of committees. Each such option will have an exercise price equal to the fair market value of the Common Stock on the date of the Annual Meeting of Stockholders to which it relates and is fully vested on the date of grant.

                                      8.

     The Board may at any time terminate or amend the Option Plan. Any amendment of the Option Plan, however, which increases the number of shares which may be issued thereunder, or changes the requirements as to eligibility for participation, must be approved by the stockholders of the Company.

     The grant of an incentive stock option should have no tax effect on the Company or the optionee to whom it is granted, and there generally is no tax to the optionee upon exercise of the option. If an optionee holds shares acquired upon exercise of an incentive stock option for at least two years after the date the option is granted and at least one year after the date the option is exercised, any gain realized by the optionee on the subsequent sale of such shares is treated as long-term capital gain for federal income tax purposes. If the shares are sold prior to the expiration of such periods, the lesser of (a) the difference between the exercise price and the fair market value of the stock at the date of exercise and (b) the amount realized on disposition minus the purchase price, is treated as compensation to the optionee and taxable as ordinary income. The excess gain, if any, is treated as capital gain (which will be short-term or long-term capital gain depending upon the length of time the shares were held). The excess of the fair market value of the shares over the option price at the time of exercise of an incentive stock option may subject the recipient to the alternative minimum tax (which, generally speaking, will be applied only if it produces a tax that is higher than the individual's regular tax liability). The Company is allowed a deduction for tax purposes only to the extent, and at the time, that the optionee receives ordinary income by reason of the optionee's sale of shares.

     The grant of a non-qualified stock option under the Option Plan also should have no tax effect on the Company or the recipient of such option. The spread between the exercise price and the market value of the Company's Common Stock on the date of exercise of a non-qualified option is taxable as ordinary income to the optionee. The optionee's tax basis in the shares will be equal to the aggregate exercise price paid by the optionee plus the amount of taxable income recognized upon the exercise of the option. Upon any subsequent disposition of the shares, any further gain or loss recognized by the optionee will be treated as capital gain or loss and will be long-term capital gain or loss if the shares are held for more than one year after exercise. The Company will normally be allowed, at the time of recognition of ordinary income by the optionee upon exercise, to take a deduction for federal income tax purposes in an amount equal to such recognized income.

     In 1996, the Internal Revenue Service finalized the regulation under
Section 162(m) of the Internal Revenue Code of 1986 (the "Section 162(m) Regulations"). Section 162(m) limits the ability of publicly held companies to deduct compensation expenses in excess of $1,000,000 paid to certain executive officers. The term "compensation" generally includes all cash and non-cash compensation deductible by the Company on its tax return, including the amounts realized by executives (and normally deductible by the Company) upon the exercise of non-qualified stock options. However, the $1,000,000 limit does not apply to the amounts realized upon the exercise of stock options that qualify as performance-based compensation under the Section 162(m) Regulations. The Company believes that the exercise of stock options granted under the amended plan will qualify for this exemption from the limit on deductibility.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSED AMENDMENT TO THE
                            1992 STOCK OPTION PLAN.

                                      9.

                             CORPORATE GOVERNANCE

     In September 1997, the Board of Directors of the Company adopted Corporate Governance Guidelines. The guidelines, which are set forth below, establish corporate governance standards, outline the respective responsibilities of management and the Board and provide a process for evaluating the performance of the Board, committees of the Board and the Chief Executive Officer.

Corporate Governance Standards

     The corporate governance standards established by the Board, along with statements regarding the Company's compliance with them since their adoption, are set forth below:

     1. The Board will approve the necessary policies to implement corporate strategies.

     This guideline was especially pertinent during fiscal 2000, as the Board assessed an appropriate strategy and operating plan with regard to the Company's focus solely on the fixed wireless broadband market. The review of AB-Access(TM) as a viable product for this market led to the divestitures of the Company's legacy businesses. The Board approved policies to review partnerships, acquisitions, divestitures and product technologies. The Board also approved policies related to hiring the appropriate personnel in sales and marketing in order to implement the corporate strategy of addressing and capturing market share in the wireless broadband market. The Board approved compensation polices related to hiring and retaining the personnel required to operate the Company. Overall, the Board was centrally involved in reviewing and approving corporate strategies.

     2. The Board will operate in accordance with the requirements set forth below under Requirements of Management and Directors.

     The Board has consistently acted in the manner called for by these requirements.

     3. The performance of the Chief Executive Officer will be evaluated at least annually in meetings of independent directors that are not attended by the Chief Executive Officer. For this purpose, an "independent director" is a director who has not been a present or former employee of the Company and has no significant financial or personal tie to the Company other than share ownership and entitlement to director compensation.

     The Board believes that a full and impartial evaluation of the Chief Executive Officer's effectiveness is a key element in determining accountability for the Company's performance. A summary of the independent directors' most recent evaluation is set forth below under "Chief Executive Officer Evaluation."

                                      10.

     4. When the Chief Executive Officer also holds the position of Chairperson of the Board, the Board will elect a non-executive Vice Chair or lead director.

     At the time this Governance Standard was adopted, the Company had just appointed a new Chief Executive Officer, who was also appointed Chairman of the Board, after completing a seven-month search. The Board believed it was prudent under those circumstances to obtain a second, outside view for a period of time it would take the new Chief Executive Officer to become fully immersed in the Company's operations, technologies and markets. In the intervening three years, the Chief Executive Officer has led the Company in the implementation of a new strategic plan that focused the Company on the wireless broadband market. The Board does not believe the rationale behind the initial adoption of this Governance Standard is applicable under the present circumstances.

     5. Every year the Board will review and approve a three-year strategic plan and an annual operating plan for the Company, and conduct periodic reviews of progress.

     During fiscal 2000, the Board heard from outside experts and strategists to determine the size of the fixed wireless broadband market, the participants in that market and to put a valuation on the Company's legacy businesses in order to divest them. The Board was an active participant in the development and review of the strategic plan for fiscal 2000 and operating plans of the Company. The Board may review these plans more frequently due to the dynamics of the fixed wireless broadband market.

     6.   All directors will stand for election every year.

     The Company has operated in accordance with this Governance Standard. The Company does not have a "staggered" Board, and no director has been elected to serve for more than one year.

     7. As a general rule, former executives of the Company will not serve on the Board.

     At the time this Governance Standard was adopted, former executives were serving on the Board. Since the adoption of this standard, no former executives have served on the Board.

     8. The Audit Committee, Compensation Committee and Governance Committee will consist entirely of independent directors.

     The Board has adhered to this Governance Standard, as demonstrated by the committee composition described above under "Information About the Board of Directors and Committees of the Board."

     9.   Committee members will be appointed by the Board.

     All committee members were appointed by the Board. Immediately upon joining the Board, the three new directors were appointed to committees: Mr. Granger was appointed to the Governance Committee, Mr. Martin to the Compensation Committee and Mr. Richardson to the Audit Committee.

                                      11.

     10. The Governance Committee will annually assess Board and committee effectiveness and the results will be reported to the stockholders in the proxy statement, with the first such report to be given in 1998.

     Evaluations and processes used to assess the effectiveness of the committees for fiscal 2000 are summarized below under "Board and Committee Evaluation."

     11. Whenever feasible, directors will receive materials well in advance of meetings for items to be acted upon.

     Relevant materials were delivered to all directors in advance of Board and committee meetings so as to provide the directors adequate time to review materials and to prepare for the meetings. The Company has been diligent in finding committee members, wherever they are, to make sure they have all materials in advance. In the case of certain committee members who travel extensively, especially internationally, special briefing sessions have been arranged when necessary in order to facilitate the directors' preparation for the meetings. Additionally, in fiscal 2000, the Company made greater use of automation, such as e-mail, to ensure faster delivery of materials to the Board. Both CD-ROMs and hard copies of materials were provided to Board members as back-up, in case they had traveled to a geographic area where they did not have access to e-mail.

     12. Interlocking directorships will not be allowed, except with respect to joint ventures. (An interlocking directorship would occur if an officer or director of the Company served on the Board of Company X and an officer or director of Company X served on the Company's Board, or if a major supplier or customer served on the Company's Board.)

     There are no interlocking directorships.

     13. Directors are required to own at least 2,000 shares of the Company's stock within one year of election and 5,000 shares within three years of election.

     All directors who have served for one year or more have met or exceeded their minimum stock ownership obligations. The directors' stock ownership positions are described below under "Certain Stockholders." During fiscal 2000, this guideline was changed to require directors to own stock of the Company valued at up to two times their annual compensation within four years of election. Because of the increase in the market capitalization of the Company, and upon further consideration, it was deemed more appropriate to require a percentage of compensation rather than a specific number of shares. This change brings this guideline into conformity with the stock ownership requirements of management.

     14.   No director shall stand for re-election after the attainment of age
70.

     There are no directors standing for re-election who are past the age of 70.

                                      12.

     15. Succession planning and management development will be reported annually by the Chief Executive Officer to the Board.

     Succession planning, management development and incentive compensation plans for fiscal 2000 have been reviewed and approved by the Board.

     16. No director shall be a potential or actual representative of, or hold an executive position or directorship with, interests that may have reason to make an unsolicited or hostile attempt to acquire a controlling interest in the Company or its subsidiaries. Neither shall any director have vested interests in benefits from external intervention in the Company's affairs.

     Each of the directors has confirmed to the Company that he does not have any such position or interest.

     17. The Company will adopt policies to allow for confidentiality of voting by its stockholders and assure those policies are administered.

     The Company has consistently complied with this Governance Standard since its adoption.

     18. The Governance Committee will establish a director's questionnaire designed to assure that Board members have the requisite qualifications and have no conflicts of interests. In addition, each director will be required to adopt and support the Company's ethics policy.

     Directors are required to respond annually to the questionnaire, which was expanded in fiscal 1999 to require more precise, detailed information, especially pertaining to ethics. We continue to use this expanded questionnaire.

     19. All executives (currently approximately 18 persons) must, over periods to be specified, buy and hold outright (which would not include options and unvested restricted stock) stock of the Company valued at one-half to two times base salary, depending on their positions. Executives are defined for this purpose as all corporate officers, designated sales executives and those executives who participate in the Executive Incentive Plan.

     Under the Company's Executive Stock Ownership Program, each of the 18 affected executives has signed a pledge stating that he or she will acquire the required share ownership holding by the later of October 1, 2001 or three years from the date of the pledge. Each executive's holdings are reviewed semiannually. On average, the executives in this program currently hold approximately 80% of the shares necessary to meet their ultimate commitments as compared to only 16% one year ago, based on the prevailing stock price when participants were surveyed. The aggregate market value, as of August 23, 2000, of the Common Stock holdings reported by these executives was in excess of $6.6 million, an increase of 65% over last year despite a decline in program participants of more than 50%.

                                      13.

     20. Incentive Compensation Plans will link pay directly and objectively to measure financial goals set in advance by the Compensation Committee.

     The Compensation Committee has thoroughly reviewed the theory and practice of the Company's compensation plans, and in fiscal 2001 new incentive plans were introduced that affect all employees of the Company. For executives, the Executive Incentive Plan (EIP) bonus is based upon achievement of operating plan goals in revenue and earnings before interest and taxes (EBIT). Achievement of individual goals also affect bonus payouts. Key managers participate in a Management Incentive Plan, with bonus payouts based on individual goals and EBIT performance. The remaining employees participate in a Profit-Sharing Plan, with bonus payments made every six months based on EBIT compared to the operating plan goals. For fiscal 2000, executives received EIP bonuses equaling approximately 50% of their targeted bonus, placing their total cash compensation between nine and 20 percent below the labor market median for comparable positions. A payout equaling approximately two percent of annual salary was earned by employees under the fiscal 2000 EVA-Sharing Plan, which is being replaced in fiscal 2001 by the Profit-Sharing Plan.

     21. Stock Options will not be repriced (the exercise price for options will not be lowered even if the current market price of the stock is below the exercise price), and will be primarily performance based.

     The Board believes strongly that the interests of the stockholders and the management of the Company are best served when those interests are aligned. Therefore, the Board adopted a policy of not re-pricing stock options even if they are significantly "under water," meaning the exercise price is higher than the current market price of the stock. This policy was adhered to in fiscal 2000, which was a particularly challenging year for the Company as it implemented a major restructuring plan consisting of a divestiture of the majority of the Company's operations and employees. Stock options are key to hiring and retaining talented personnel in a technology company, and, in fiscal 2000, the Company strengthened its technology, finance and sales and marketing teams with the addition of many new skilled individuals. Stock options are priced at 100% of the fair market value at the time of grant. In fiscal 2000, the Board discontinued a performance-based vesting practice in favor of 25% vesting at one year and 6.25% vesting each quarter thereafter. Although many of the Company's outstanding options granted during fiscal 2000 were "under water" for a portion of the year, the Company complied with its no re-pricing policy.

Requirements of Management and Directors

     The respective responsibilities of management and the Board are as follows:

                 MANAGEMENT                                           DIRECTORS
                 ----------                                           ---------
Develop strategies to deliver strong market       Act in the best interest of all stockholders and
franchises and build stockholder wealth over      fulfill fiduciary and legal responsibilities.
the long term.

                                      14.

                 MANAGEMENT                                           DIRECTORS
                 ----------                                           ---------
Recommend appropriate strategic and operating     Critique and approve strategic and operating plans.
plans.

Maintain effective control of operations.         Select, motivate, evaluate and compensate the Chief
                                                  Executive Officer.

Measure performance against peers.                Develop a good understanding of strategies and the
                                                  businesses.

Provide strong, principled and ethical            Review succession planning and management development.
leadership.

Care for employees, customers and stockholders.   Advise and consult on key organizational changes.

Assure sound succession planning and management   Carefully study Board materials and issues.
development.

Maintain sound organizational structure.          Participate actively, objectively and constructively
                                                  at Board and committee meetings.

Inform the Board regularly regarding the status   Assist in representing the Company to the outside
of key initiatives.  Avoid surprises.             world. Counsel on corporate issues.

Be responsible for Board meetings which are       Maintain confidentiality of Board proceedings and
well planned, allow meaningful participation      proprietary data of the Company.
and provide for timely resolution of issues.

Furnish Board with materials, which contain the   Maintain a good understanding of general economic
right amount of information and are delivered     trends and corporate governance.
sufficiently in advance of meetings.

Board and Committee Evaluation

     The process for evaluation of Board and committee performance and effectiveness provided for in the corporate governance standards is led by the Board's Governance Committee. It requires each director to complete an evaluation questionnaire, to enter a number grade from 1 to 5 and, in most cases, written comments addressing each of the following standards:

     1. The Board knows and understands the Company's vision; strategic precepts, strategic plan and operating plan and understands the corresponding corporate policies.

     2. The Board reflects its understanding of the Company's vision, strategic precepts, strategic plan and operating plan in its discussion and actions on key issues throughout the year.

                                      15.

     3. Board meetings are conducted in a manner which ensures open communication, meaningful participation and timely resolution of issues. The proceedings of meetings are held in strict confidence and not divulged to outsiders.

     4.   Board materials contain the right amount of information.

     5. Board members receive their materials sufficiently in advance of meetings.

     6. Board members are diligent in preparing for meetings and have adequate time available to perform their duties as directors.

     7. The Board reviews and approves an annual operating plan and regularly monitors performance against it throughout the year.

     8. The Board regularly monitors the Company's income statement, balance sheet and cash flow.

     9. The Board reviews and approves an annual capital budget and receives regular written or oral reports of performance against it throughout the year.

     10. In tracking Company performance, the Board regularly considers the performance of peer companies.

     11. The Board regularly reviews the performance of the Chief Executive Officer.

     12. The Board and/or the Compensation Committee regularly review the performance and ethics of the senior officers.

     13. The correlation between executive pay and Company performance is annually considered by the Board and/or the Compensation Committee.

     14.  The Board reviews the succession plan for the Chief Executive Officer.

     The evaluation of the Board for fiscal 2000 was completed in July 2000. It was concluded that there was satisfactory to excellent performance with respect to all of the above-described standards, with the exception that it was the view of the Board that there could be improvements with regard to the lead time on distribution of agendas and materials for Board and committee review, especially with respect to the Compensation Committee. The Board rated as its greatest strengths (1) the quality and effectiveness of the Audit Committee, (2) the quality and frequency of communication between the directors and the Chief Executive Officer and among the directors, (3) the directors' understanding of the Company's business, industry and strategy, (4) the directors' effectiveness at staying informed with regard to issues and trends affecting the Company and its industry and (5) the directors' alignment with the long-term interests of the Company's stockholders.

                                      16.

Chief Executive Officer Evaluation

     The evaluation of the Chief Executive Officer's performance and effectiveness provided for in the Corporate Governance standards is led by the Board's Governance Committee. It requires the CEO and directors to independently complete a CEO evaluation questionnaire, to enter a grade of 1 to 5, and, in most cases, to add written comments addressing each of the following standards:

     1. Leadership: Leads the Company and sets a philosophy that is well understood, widely supported, consistently applied and effectively implemented.

     2. Strategic Planning: Ensures the development of a long-term strategy; establishes objectives and plans that meet the needs of stockholders, customers, employees and all corporate stakeholders; ensures consistent and timely progress toward strategic objectives; obtains and allocates resources consistent with strategic objectives.

     3. Financial Results: Establishes appropriate annual and longer-term financial objectives and manages to consistently achieve these goals; ensures that appropriate systems are maintained to protect assets and maintain effective control of operations.

     4. Succession Planning: Develops, attracts, retains, motivates and supervises an effective top management team capable of achieving objectives; provides for management succession.

     5. Human Resources/EEO: Ensures the development of effective recruitment, training, retention and personnel communications plans and programs to provide and motivate the necessary human resources to achieve objectives; establishes and monitors programs to provide equal opportunity employment for minority employees.

     6. Communications: Serves as chief spokesperson, communicating effectively with stockholders and all stakeholders.

     7. External Relations: Ensures that the company and its operating units contribute appropriately to the well being of their communities and industries. Represents the company in community and industry affairs.

     8. Board and Stockholder Relations: Works closely with the board of directors and stockholders to keep them fully informed on all important aspects of the status and development of the company. Facilitates the board's governance, composition and committee structure. Implements board policies and recommends policies for board consideration.

     The evaluation of the CEO for fiscal 2000 was completed in July 2000. It was concluded that there was good to excellent performance with respect to all of the above standards, with the note that the Company's financial results had recently been disappointing, albeit for reasons relating more to market fluctuations and to the recent shift in the Company's long-term strategy

                                      17.

than to any lack of effective leadership by the CEO. The Board rated the CEO's greatest strengths as (1) leadership in development of an effective Strategic Plan and completion of key elements of the Strategic Plan in its second year of implementation, including key growth business acquisitions and divestiture transactions, (2) the recruitment and caliber of key management and (3) internal and external communications, especially the articulation of the market potential for the AB-Access(TM) technology.

               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation of Directors

     Directors who are employees of the Company do not receive additional compensation for their service as directors. During fiscal 2000, directors who were not employees of the Company received compensation at the rate of $20,000 per year for their services as Board members, $750 per committee meeting attended for the chair of a committee and $500 per meeting attended for other members of the committee, and reimbursement for expenses incurred in attending meetings of the Board or any committee of the Board. George A. Joulwan, who also served as a consultant to the Company for international relations in fiscal 2000, received $120,000 for his services in that capacity.

     In addition, under the Company's 1992 Stock Option Plan, each non-employee director of the Company automatically receives a non-qualified stock option immediately following each Annual Meeting of Stockholders of the Company. The first such option granted to a non-employee director covers 20,000 shares of Common Stock, and each option granted thereafter covers 12,000 shares, in the case of directors who are not chairs of committees, and 16,000 shares, in the case of directors who are chairs of committees. Each such option has an exercise price equal to the fair market value of the Common Stock on the date of the Annual Meeting of Stockholders to which it relates and is fully vested on the date of grant. Pursuant to these provisions of the Plan, in fiscal 2000,
(i) Messrs. Joulwan, Marx, Ward and Whitridge, as the chairs of committees, each received an option to purchase 16,000 shares of Common Stock and (ii) Mr. Denend, not being a chair of a committee, received an option to purchase 12,000 shares of Common Stock.

                                      18.

Compensation of Executive Officers

     The following table shows specific compensation information for fiscal 2000, 1999 and 1998 for the Company's Chief Executive Officer and the four other most highly compensated executive officers as of June 30, 2000.

                          SUMMARY COMPENSATION TABLE

                                                                                                 LONG-TERM
                                                            ANNUAL COMPENSATION                 COMPENSATION
                                                 ----------------------------------------       ------------
                                                                                                  SHARES OF
                                                                                                   COMMON
                                                                                                    STOCK
  NAME AND PRINCIPAL                FISCAL                                  OTHER ANNUAL          UNDERLYING         ALL OTHER
     POSITION(1)                     YEAR        SALARY(2)  BONUS(3)       COMPENSATION(4)          OPTIONS       COMPENSATIONS(5)
     --------                        ----        ------     -----          ------------             -------       -------------
Frederick D. Lawrence                2000        $450,000   $576,512                 -               400,000          $21,851
Chairman                             1999         450,000    411,771                 -               200,000            5,562
and Chief Executive Officer          1998         420,577    632,745          $174,172             1,000,000            1,570

Daniel L. Scharre                    2000         241,032     90,627                 -               200,000            8,322
President                            1999         194,615     21,906                 -               170,000            8,772
and Chief Operating Officer          1998         120,000      7,800            38,159                70,000            2,123

Donna S. Birks                       2000         275,000    183,477                 -               200,000            8,491
Executive Vice President             1999         275,000     90,308            11,260               150,000            9,221
and Chief Financial Officer          1998         142,788    145,944            55,549               268,000            1,784

Kenneth J. Wees                      2000         212,322     77,220                 -                20,000           23,454
Vice President, General Counsel      1999         200,755     44,223            53,479                82,000            5,587
and Secretary

George G. Arena                      2000         250,016     29,000                 -                     -            6,768
Former Executive Vice President      1999         250,016     28,513                 -               150,000            9,047
                                     1998         182,322    276,695                 -                50,000            2,517

  (1) Mr. Scharre joined the Company in September 1997, became an executive officer in April 1998 and became President and Chief Operating Officer in July 2000. Mr. Wees joined the Company in May 1998 and became an executive officer in September 1998. Mr. Arena became an executive officer of the Company in April 1998. Mr. Arena resigned from his position as an officer of the Company in January 2000, and his employment with the Company terminated in July 2000.

  (2) Includes amounts earned but deferred at the election of the Named Executive Officer under the Company's Tax-Deferred Savings 401(k) Plan and its Supplemental Executive Deferred Compensation Plan.

  (3) Consists of (a) executive incentive bonus compensation for Mr. Lawrence of $154,781 in fiscal 2000 and $200,000 in fiscal 1998, for Mr. Scharre of $63,971 in fiscal 2000, for Ms. Birks of $78,036 in fiscal 2000 and $64,053 in fiscal 1998, for Mr. Wees of $38,489 in fiscal 2000 and for Mr. Arena of $238,262 in fiscal 1998; (b) forgiveness of loans and related imputed interest, including income tax gross-up payments, for Mr. Lawrence of $354,096 in fiscal 2000, $344,271 in fiscal 1999 and $365,245 in fiscal
      1998 and imputed interest on loans, including income tax gross-up payments, for Ms. Birks of $71,341 in fiscal 2000, $56,208 in fiscal 1999 and $23,420 in fiscal 1998; (c) supplemental executive compensation in lieu of perquisites for Mr. Lawrence of $67,635 in fiscal 2000, $67,500 in fiscal 1999 and $67,500 in fiscal 1998; for Mr. Scharre of $26,656 in fiscal 2000, $21,906 in fiscal 1999 and $7,800 in fiscal 1998; for Ms. Birks of $34,100 in fiscal 2000, $34,100 in fiscal 1999 and $18,471 in fiscal 1998; for Mr. Wees of $19,263 in fiscal 2000 and $14,963 in fiscal 1999 and for Mr. Arena of $29,000 in fiscal 2000, $28,513 in fiscal 1999 and $17,530 in fiscal 1998; (d) a mortgage assistance allowance for Mr. Wees of $19,468 in fiscal 2000 and $29,260 in fiscal 1999; (e) payout of earned vacation to Mr. Arena of $20,903 in fiscal 1998; and (f) a hiring bonus for Ms. Birks of $40,000 in fiscal 1998.

                                      19.

  (4) In fiscal 1999 Other Annual Compensation consisted of relocation expense reimbursements for Ms. Birks of $11,260 and for Mr. Wees of $53,479. In fiscal 1998 Other Annual Compensation consisted of relocation expense reimbursements for Mr. Lawrence of $174,172, for Mr. Scharre of $38,159 and for Ms. Birks of $55,549.

  (5) Includes (a) matching 401(k) contributions by the Company for fiscal 2000 for Ms. Birks and Messrs. Arena, Scharre and Wees of $2,000; for fiscal 1999 for Ms. Birks and Messrs. Arena, Scharre and Wees of $1,600; and for fiscal 1998 for Ms. Birks and Messrs. Arena and Scharre of $1,400; (b) amounts paid by the Company for life insurance premiums for Mr. Lawrence of $985 in fiscal 2000, $1,056 in fiscal 1999 and $1,570 in fiscal 1998;
      for Mr. Scharre of $829 in fiscal 2000, $1,200 in fiscal 1999 and $723 in fiscal 1998; for Ms. Birks of $741 in fiscal 2000, $1,442 in fiscal 1999 and $384 in fiscal 1998; for Mr. Wees of $1,841 in fiscal 2000 and $1,056 in fiscal 1999; and for Mr. Arena of $835 in fiscal 2000, $1,300 in fiscal 1999 and $1,117 in fiscal 1998; and (c) matching contributions to the Company's Supplemental Executive Deferred Compensation Plan accrued for fiscal 2000 for Mr. Lawrence of $20,866, for Mr. Scharre of $5,493, for Ms. Birks of $5,750, for Mr. Wees of $19,613 and for Mr. Arena of $3,933; and for fiscal 1999 for Mr. Lawrence of $4,506, for Mr. Scharre of $5,972, for Ms. Birks of $6,169, for Mr. Wees of $2,931 and for Mr. Arena of $6,147.

                              STOCK OPTION TABLES

      The following table shows information concerning stock options granted to the individuals named in the Summary Compensation Table above during fiscal 2000.

                         OPTION GRANTS IN FISCAL 2000

                                         INDIVIDUAL GRANTS
                                         -----------------
                                    SHARES OF
                                     COMMON
                                      STOCK         % OF TOTAL                                     POTENTIAL REALIZABLE VALUE AT
                                   UNDERLYING         OPTIONS                                      ASSUMED ANNUAL RATES OF STOCK
                                     OPTIONS        GRANTED TO       EXERCISE                      PRICE APPRECIATION FOR OPTION
                                     GRANTED       EMPLOYEES IN       PRICE        EXPIRATION                 TERMS(2)(3)
                                                                                                 ----------------------------------
                 NAME              (NUMBER)(1)      FISCAL YEAR       ($/SH)          DATE              5%               10%
                 ----              -----------      -----------       ------          ----              --               --
Frederick D. Lawrence............    200,000            7.4%          $10.72        07/01/09          $1,348,425      $ 3,417,153
                                     200,000            7.4%           60.94        02/09/10           7,665,938       19,426,875
Daniel L. Scharre................    200,000            7.4%           60.94        02/09/10           7,665,938       19,426,875
Donna S. Birks...................    200,000            7.4%           60.94        02/09/10           7,665,938       19,426,875
Kenneth J. Wees..................     20,000            0.7%           60.94        02/09/10             766,594        1,942,688
George G. Arena..................         --             --               --              --                  --               --

   (1) All options granted in fiscal 2000 were granted pursuant to the 1992 Stock Option Plan. All of the options are incentive or nonqualified stock options that were granted at 100% of the fair market value of the Common Stock on the date of grant and expire 10 years from the date of grant, unless otherwise earlier terminated as a result of certain events related to termination of employment. In 2000, the Board discontinued a performance-based vesting practice in favor of 25% vesting at one year and 6.25% vesting each quarter thereafter.

  (2) The 5% and 10% assumed rates of appreciation applied to the option exercise price over the 10-year option term are prescribed by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future price of Common Stock. The named executive officers will receive benefit from the options only to the extent that the Company's stock appreciates in value over the exercise price of the options.

                                      20.

  (3) At assumed annual rates of appreciation of 0%, 5% and 10%, the aggregate potential realizable increase in value for shares held by all stockholders as of June 30, 2000, for the 10-year period from July 2000 to July 2010, would be $0, $866,631,000 and $2,196,200,000, respectively.

      The following table shows information concerning option exercises during fiscal 2000, as well as the value of unexercised stock options held as of June 30, 2000, by the individuals named in the Summary Compensation Table above.

                  AGGREGATED OPTION EXERCISES IN FISCAL 2000
                        AND JUNE 30, 2000 OPTION VALUES

                               SHARES OF
                                 COMMON
                                 STOCK                            SHARES OF COMMON STOCK        VALUE OF UNEXERCISED
                                ACQUIRED                          UNDERLYING UNEXERCISED             IN-THE-MONEY
                                  UPON            VALUE            OPTIONS AT 6/30/2000        OPTIONS AT 6/30/2000(2)
        NAME                    EXERCISE       REALIZED (1)      EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
        ----                    --------       ------------      -------------------------    -------------------------
Frederick D. Lawrence...         700,000        $41,955,931           200,000/700,000            $5,270,079/$9,475,000
Daniel L. Scharre.......         182,120          7,593,004            57,880/200,000                      1,617,023/0
Donna S. Birks..........         172,500          9,963,505           245,500/200,000                      6,720,563/0
Kenneth J. Wees.........          42,000          2,541,176             40,000/20,000                      1,137,125/0
George Arena............         263,644         11,351,925                   0/2,500                         0/74,063

  (1) The value realized upon exercise of options is calculated by multiplying the number of shares acquired upon exercise by the difference between the option exercise price and the closing price of the Company's Common Stock, as reported on the Nasdaq National Market, on the date of exercise and does not necessarily indicate that the optionee sold the shares acquired upon exercise.

  (2) The value of unexercised options is calculated by multiplying the number of shares issuable upon exercise of outstanding options by the difference between the option exercise price and the closing price of $36.75 per share of the Company's Common Stock, as reported on the Nasdaq National Market, on June 30, 2000.

Employment Arrangements

     In July 1997, the Company entered into a four-year employment agreement with Frederick D. Lawrence, pursuant to which Mr. Lawrence will receive a base salary at the annual rate of $450,000, a bonus targeted at 67% of base salary, with multipliers up to 2.7 times the target bonus amount based upon meeting or exceeding objectives approved by the Board of Directors and a minimum bonus of $200,000 for the 1998 fiscal year. Mr. Lawrence was granted options to purchase 1,000,000 shares of the Company's Common Stock that will vest over a period of four years at the rate of 25% at the end of each year and will be exercisable at a price equal to the fair market value of the Company's Common Stock on July 16, 1997, namely, $16.25 per share; only 400,000 of the shares are covered by options under the Company's 1992 Stock Option Plan, but all of the options are subject to the same terms and conditions as are set forth in that Plan. In the event Mr. Lawrence's employment terminates by reason of a change in control of the Company or is terminated by the Company without cause, Mr. Lawrence would be entitled to receive three years of his initial base salary payable over the three years immediately following termination. Mr. Lawrence received loans in principal amounts of $150,000 and $316,667 to replace loans of his former employer, and a portion of those loans, as was true of the loans given by his former employer, will be forgiven subject to his remaining in the employ of

                                      21.

the Company for the periods specified in his agreement. In August 1999, the Board amended the terms of the $150,000 loan to extend its due date to July 2001 and add a provision under which it will be forgiven upon a change in control of the Company. The employment agreement with Mr. Lawrence provides for tax reimbursement of taxes incurred by him in connection with loan forgiveness and certain relocation assistance benefits.

     In December 1997, the Company entered into an employment agreement with Donna S. Birks, pursuant to which Ms. Birks will receive a base salary at the annual rate of $275,000 and a bonus targeted at 55% of base salary. Ms. Birks received a hiring bonus of $40,000 and also was granted an option to purchase 268,000 shares of the Company's Common Stock under the Company's 1992 Stock Option Plan that will vest over a period of five years based upon attainment of escalating stock prices as detailed in the Stock Option Tables, and will be exercisable at a price equal to the fair market value of the Company's Common Stock on December 15, 1997, namely, $9.375 per share. In the event Ms. Birks' employment is terminated by the Company without cause within three years of the date of commencement of her employment, she will be entitled to receive up to two years of her base salary at the time of termination plus payments during such period equal to the Company's cost for her medical, dental, vision, disability and life insurance premiums; such payments will cease upon her acceptance of new employment commensurate with her skills. In recognition of the higher housing costs in the Bay Area, Ms. Birks was loaned $500,000, payable on the fifth anniversary of the commencement of her employment or, if earlier, upon the voluntary termination of her employment or the termination of her employment for cause (unless either such voluntary termination or termination for cause occurs within one year following a change in control of the Company). The loan is interest free, provided that if Ms. Birks voluntarily terminates her employment or is terminated for cause within two years of the date of commencement of her employment, an interest charge will be due on the loan based on the period it was outstanding at the applicable federal rate.

     In July 1999, Messrs. Arena, Scharre and Wees entered into Severance Agreements under which each of them is entitled to severance compensation in the event of termination of his employment other than for cause within 24 months after any change in control of the Company (as defined in the agreements) that occurs prior to December 31, 2000. The compensation in general would consist of
(1) monthly payments for a period ending 24 months after the termination equal to the aggregate of the officer's monthly base salary at the time of termination, (2) an additional amount equal to bonus compensation that could have been earned, based on the Company's performance, under the applicable bonus plan and (3) the value of certain other compensation and benefits to which the officer was entitled at the time of termination. If the officer becomes reemployed prior to the expiration of the 24-month period, the payments would cease as of the later of 12 months from termination of his employment with the Company or the commencement date of his new employment. Under the agreements, repayment of any existing Company loans would be extended, if necessary, to delay repayment until the beginning of regular employment during the period of monthly severance compensation. The agreements also provide for full vesting of all stock options and restricted stock held by the officer in the event of a termination covered by the agreements. Ms. Birks entered into a similar agreement in July 1999, the only significant difference being that her agreement affords her the opportunity to accept either these severance benefits or those specified in her above-described employment agreement.

                                      22.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     All of the members of the Compensation Committee are outside directors. None of the members of the committee is or was an officer of the Company.

                      BOARD COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

Overview and Philosophy

     The Compensation Committee (the "Committee") of the Board of Directors is composed entirely of outside directors, none of whom is or was an officer or employee of the Company or any of its subsidiaries. The Committee is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies and has the sole responsibility for determining the recipients of equity participation awards/grants, such as stock options, and the number of options to be granted to each recipient. In addition, the Committee is responsible for making annual recommendations to the Board for the compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Company. The Committee has engaged specialized compensation and benefits consulting firms to assist the Committee and the Company in reviewing the compensation program for the Company's executive officers, gathering information on competitive compensation levels, trends and practices and developing more effective methods of compensating the executive officers of the Company.

The objective of the Company's executive compensation program is to provide the following:

     . Levels of total compensation that are competitive with those provided in the various markets in which the Company competes for its executive resources;

     . Annual cash incentive compensation that varies with the short and long-term financial performance of the Company, and as evidenced by sustained growth in EVA; and

     . Long-term (equity participation) incentives which further align the interests of management with those of the stockholders.

     The executive compensation program provides an overall level of compensation which is competitive relative to the high technology executive labor market. The Committee develops its executive compensation program with reference to current comprehensive data on the high technology labor market. Actual compensation levels may be greater or less than average levels in surveyed companies depending upon annual and long-term performance by the Company and the individual. The Committee uses its discretion in recommending to the Board executive compensation at levels that in its judgment are warranted by external, internal and/or individual circumstances.

                                      23.

Executive Officer Total Compensation Program

     The Company's executive officer total compensation program is comprised of base salary, annual cash incentive compensation, long-term incentive compensation principally in the form of stock options and various other common employee benefits. For fiscal 1999, a new bonus plan was introduced for all executives and selected senior managers providing bonuses based upon sustainable EVA growth and individual performance. The payout under the Plan is not capped; however, if the bonus amount exceeds 120% of target, a portion is deferred for payout in successive years. Any deferred potential payouts remaining upon termination are forfeited. The Executive Incentive Plan bonus targets as a percentage of base salary have remained unchanged from what they were prior to fiscal 1999. Fiscal 1999 and 2000 base salary rates of the current executive officers, excluding those officers who had changes in responsibilities, remain unchanged from their base salary rates in fiscal 1998. The Committee has reviewed the total compensation of the five highest paid executive officers in fiscal 2000 and has concluded that their compensation is or was reasonable and consistent with the Company's compensation philosophy and industry practice.

Base Salary

     Base salary levels for the Company's executive officers are competitively set with reference to published labor market surveys. In determining particular executives' salaries, the Committee also takes into account individual experience and performance and specific factors particular to the Company.

Annual Incentive Compensation

     The Executive Incentive Plan ("EIP") is the Company's annual incentive program for selected executive officers and other senior managers. The purpose of the plan is to provide a direct financial incentive to executives (in the form of an annual cash bonus) to achieve sustained EVA growth. The EVA growth goal is set at the beginning of each year as a relatively constant increment over the prior year's EVA. Achieving the EVA growth goal can result in earning the executive's target bonus, although individual performance is also taken into account in allocating monies from the bonus pool. Failure to achieve growth of EVA over the prior year can result in a bonus "debt" which must be recovered by subsequent years' bonus results prior to being eligible for future bonuses. Target bonus awards are set at competitive levels relative to executive labor market data.

Stock Option Program

     The stock option program is the Company's principal long-term incentive plan for executive officers and key managers. The objectives of the program are to align executive and stockholder long-term interests by creating a strong and direct link between executive compensation and stockholder return, and to enable executives to develop and maintain a significant, long-term ownership position in the Company's Common Stock. The Compensation Committee believes that stock options, in conjunction with the EVA-based EIP and the Executive Stock Ownership Program, create a strong mutuality of interest between the management and stockholders.

                                      24.

     In 2000, the Board discontinued a performance-based vesting practice which linked the vesting of stock options to the share price of the Company's Common Stock. The Board has reverted to a vesting practice whereby 25% of stock options vest at one year and 6.25% vest quarterly thereafter.

     Stock options are granted with an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and have 10-year terms. In determining the size of option grants for individual recipients, the Committee considered competitive practices and prior option grants. Annual grants are typically given to participants in the Executive Stock Ownership Program. Other grants are made to secure acceptance of employment offers to individuals filling key positions and to selected current employees in positions of similar importance.

Supplemental Executive Deferred Compensation Plan

     The Company offers an Executive Deferred Compensation Plan whereby participating executives may defer up to 70% of their salary and 80% of their bonus until termination of their employment with the Company, thereafter receiving a payout over a period of up to 10 years. Outside directors of the Company may also be selected for participation in the Plan. The Plan is not intended to be a tax-qualified plan under the Code or a funded plan under the Employee Retirement Income Security Act (ERISA), and amounts deferred under the Plan are general unsecured obligations of the Company. Plan participants may direct the investment of their funds into various investment vehicles. In 1999, the Company added a phantom stock investment vehicle, the investment performance of which depends on the market price of the Company's Common Stock. The phantom shares are valued at 100% of the market price of the Company's Common Stock at the end of each month. The Company will match deferrals made by a participant during the first three years of the participant's eligibility under the Plan if those deferrals are used to purchase phantom shares. The Company will match the first 400 phantom shares purchased by a participant in a calendar year at the rate of one phantom share for each four phantom shares purchased by the participant. The Company will match the next 400 phantom shares purchased by the participant in the calendar year at the rate of one phantom share for each two phantom shares purchased by the participant. No other matching contributions will be made by the Company. All Company matching contributions will vest over a period of two years. Phantom stock held in this Plan is credited toward attainment of executive stock ownership requirements but confers no voting rights or other rights of ownership.

Benefits

     The Company provides benefits to the executive officers that are generally available to Company employees.

Chief Executive Officer Compensation

     The compensation of Frederick D. Lawrence, the Company's Chief Executive Officer, for fiscal 2000 was based upon the employment agreement with Mr. Lawrence that is described under "Employment Arrangements" above. That agreement was the result of negotiations with Mr. Lawrence conducted with the assistance of the Company's outside compensation consultants

                                      25.

and other advisors. For fiscal 2000, Frederick D. Lawrence received stock option grants covering 400,000 shares, no increase in his base salary and no changes in his target bonus percentage.

     Section 162(m) of the Internal Revenue Code, enacted in 1993, limits the amount of compensation a corporation may deduct as a business expense. Section 162(m) generally disallows deductions for compensation in excess of $1 million to a company's Chief Executive Officer or to any of its four other most highly compensated executive officers. Compensation that is "performance-based" is not subject to that limit if certain requirements are met. Based on fiscal 2000 compensation levels, no such limits on the deductibility of compensation applied to any officer of the Company. The Company has not adopted a policy prohibiting compensation at a level that would limit deductions.

     The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1993 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Acts.

                         COMPENSATION COMMITTEE OF THE
                              BOARD OF DIRECTORS

                                   William B. Marx, Jr. (Chair)
                                   William L. Martin III
                                   Terry W. Ward
                                   Frederick W. Whitridge, Jr.

                                      26.

                               PERFORMANCE GRAPH

     The following graph shows a five-year comparison of cumulative total returns for the Company's Common Stock, the Nasdaq Stock Market (US) Index and the Nasdaq Communications Equipment Index, each of which assumes reinvestment of dividends.

                                                    Adaptive         Nasdaq (US)          Nasdaq
                                                    Broadband           Index         Communications
June 30,                                                                              Equipment Index
1995                                                  100.0             100.0              100.0
1996                                                   60.8             127.0              126.7
1997                                                   55.9             154.5              140.1
1998                                                   69.8             203.0              232.5
1999                                                   87.3             287.8              368.9
2000                                                  293.3             424.9              490.3

                                      27.

                             CERTAIN STOCKHOLDERS

     The following table sets forth information as of July 31, 2000, regarding securities ownership by (i) each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the current directors individually, (iii) each of the current or former executive officers named in the Summary Compensation Table and (iv) all current directors and executive officers as a group.

                                                                                         COMMON STOCK
                                                                                      BENEFICIALLY OWNED(1)
                                                                                      ---------------------

                                                                                      SHARES        PERCENT
                                                                                      ------        -------
Citigroup Inc. (2)                                                                   4,930,556        13.1
153 East 53/rd/ Street
New York, NY 10043

FMR Corp. (3)                                                                        3,799,832        10.1
82 Devonshire Street
Boston, MA 02109

Janus Capital Corporation (4)                                                        2,750,800         7.3
100 Fillmore Street
Denver, CO 80206

Leslie G. Denend (5)                                                                    12,000         *

James C. Granger                                                                         1,500         *

George A. Joulwan (6)                                                                   20,000         *

Frederick D. Lawrence (7)                                                              490,354         1.3

William L. Martin III                                                                    5,000         *

William B. Marx, Jr. (8)                                                                38,000         *

James T. Richardson                                                                      5,000         *

Terry W. Ward (9)                                                                    1,130,694         3.0

Frederick W. Whitridge, Jr. (10)                                                        68,000         *

George G. Arena (11)                                                                     3,212         *

Donna S. Birks (12)                                                                    276,163         *

Daniel L. Scharre (13)                                                                  78,186         *

Kenneth J. Wees (14)                                                                    56,489         *

All Directors and Executive Officers as a Group (13 persons) (15)                    2,167,886         5.6

* Less than 1% of the 37,560,338 shares of Common Stock outstanding as of July 31, 2000.

                                      28.

  (1) The stockholders named in the table have sole voting power and dispositive power with respect to all shares of stock shown as beneficially owned by them, except as otherwise indicated in the footnotes to this table. Amounts indicated for shares that a person has an "option to acquire" are issuable upon exercise of outstanding options that were exercisable on July 31, 2000 or within 60 days thereafter.

  (2) Beneficially owned indirectly by subsidiaries of Citigroup Inc. Citigroup and its subsidiaries reported shared voting and dispositive power with respect to all of such shares.

  (3) Beneficially owned indirectly by subsidiaries of FMR Corp. FMR Corp. has sole dispositive power with respect to all such shares and sole voting power with respect to 57,900 of such shares. Members of the Edward C. Johnson III family are the predominant owners of Class B shares of the common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Mr. Johnson III owns 12% of and Abigail Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. In addition, Mr. Johnson III is Chairman of the Board of FMR Corp. and Abigail P. Johnson is a director of FMR Corp. The Johnson family group and all other Class B stockholders have entered into a shareholders' voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

  (4) Beneficially owned indirectly by Janus Capital Corporation. Janus Capital disclaims beneficial ownership of these shares within the meaning of Rule 13d-3 under the Securities Act of 1934. Thomas H. Bailey is the President and Chairman of the Board of Janus Capital and owns approximately 12.2% of the stock of Janus Capital. As a result of such stock ownership and his positions with Janus Capital, Mr. Bailey may also be deemed to be the beneficial owner of the shares of the Company held by the managed portfolios. Mr. Bailey disclaims beneficial ownership of these shares within the meaning of Rule 13d-3 under the Securities Act of 1934.

  (5) Includes 11,000 shares of Common Stock which Mr. Denend has an option to acquire.

  (6) Includes 16,000 shares of Common Stock which Mr. Joulwan has an option to acquire.

  (7) Includes 450,000 shares of Common Stock which Mr. Lawrence has an option to acquire.

  (8) Includes 32,000 shares of Common Stock which Mr. Marx has an option to acquire.

  (9) Includes 200 shares of Common Stock owned by Mr. Ward's wife, 56,000 shares of Common Stock which Mr. Ward has an option to acquire and 1,029,870 shares of Common Stock owned by W.S. Farish & Company. Mr. Ward serves as a director and the Vice President and Chief Financial Officer of W.S. Farish & Company and may be deemed to share voting and dispositive power with respect to the shares owned by W.S. Farish & Company. He disclaims beneficial ownership of all shares owned by W.S. Farish & Company except to the extent of his pecuniary interest therein.

  (10) Includes 36,000 shares of Common Stock which Mr. Whitridge has an option to acquire.

  (11) Mr. Arena resigned from his position as an officer of the Company in January 2000 and his employment with the Company terminated in July 2000.

  (12) Includes 30,633 shares held by Ms. Birks and her husband as trustees of a family trust. Includes 245,500 shares of Common Stock which Ms. Birks has an option to acquire.

  (13) Includes 57,880 shares of Common Stock which Mr. Scharre has an option to acquire.

  (14) Includes 40,000 shares of Common Stock which Mr. Wees has an option to acquire.

                                      29.

  (15) Includes 944,380 shares of Common Stock which all current directors and executive officers as a group have options to acquire. Also includes the 1,029,870 shares of Common Stock described in Note 9 and owned by a company of which Mr. Ward serves as a director and officer. Mr. Ward disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Under the securities laws of the United States, the Company's directors and executive officers, and any persons holding more than 10 percent of the Company's Common Stock, are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to disclose in this proxy statement any failure to file by such dates of which it becomes aware during the fiscal year. The Company believes that during the last fiscal year its directors and officers filed on a timely basis all such reports required to be filed, except that Mr. Granger failed to file timely one report on Form 4 with respect to a stock purchase. Mr. Granger filed such report immediately after being notified of the failure to file timely.

                           PROPOSALS BY STOCKHOLDERS

       The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2001 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is June 4, 2001. Unless a stockholder who wishes to bring a matter before the stockholders at the Company's 2001 Annual Meeting of Stockholders notifies the Company of such matter prior to August 18, 2001, management will have discretionary authority to vote all shares for which it has proxies in opposition to such matter.

                           EXPENSES OF SOLICITATION

       The expense of preparing, assembling, printing and mailing the forms of proxy and the material used in the solicitation of proxies will be paid by the Company. Arrangements will be made for the forwarding of soliciting materials by nominees, custodians and fiduciaries to their principals. Corporate Investor Communications, Inc. will assist the Company in obtaining the return of proxies at an estimated cost to the Company of $5,000.

                                      30.

                                 OTHER MATTERS

     Management knows of no other matters which will be brought before the meeting, but if such matters are properly presented the proxies solicited hereby will be voted in accordance with the judgment of the persons holding such proxies.

                              BY THE BOARD OF DIRECTORS

                              /S/ KENNETH J. WEES

                              KENNETH J. WEES

                              Secretary

Sunnyvale, California
October 2, 2000

                                      31.

                                   EXHIBIT A

                        ADAPTIVE BROADBAND CORPORATION

                            1992 STOCK OPTION PLAN
                       (as amended through August 2000)

1.        PURPOSE.

     The purpose of the 1992 Stock Option Plan (the "Plan") is to enable Adaptive Broadband Corporation (the "Company") and its subsidiaries to attract and retain officers and other key employees, directors and consultants and to provide them with additional incentive to advance the interests of the Company. Options qualifying as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and non-qualified options may be granted under the Plan.

2.        ADMINISTRATION.

     The Plan shall be administered by the Board of Directors of the Company, or by a committee (the "Committee") of two or more directors selected by the Board. In the Board's discretion, the Committee may consist solely of two or more outside directors in accordance with Section 162(m) of the Code and/or solely of two or more non-employee directors in accordance with Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

     (a) The Board of Directors or the Committee shall have the power, subject to the express provisions of the Plan:

          (i) To determine the recipients of options under the Plan, the time of grant of the options and the number of shares covered by the grant.

          (ii) To prescribe the terms and provisions of each option granted (which need not be identical).

          (iii) To construe and interpret the Plan and options, to establish, amend and revoke rules and regulations for the Plan's administration, and to make all other determinations necessary or advisable for the administration of the Plan.

3.        SHARES SUBJECT TO THE PLAN.

     Subject to the provisions of paragraph 7 (relating to the adjustment upon changes in stock), the number of shares which may be sold pursuant to options granted under the Plan shall not exceed in the aggregate 12,100,000 shares of Common stock of the Company. Shares sold pursuant to options granted under the Plan may be unissued shares or reacquired shares.

     If any options granted under the Plan shall for any reason terminate or expire without having been exercised in full, the shares not purchased under such options shall be available again for the purposes of the Plan.

4.        ELIGIBILITY.

     (a) Options under this Plan may be granted to officers and other key employees and consultants of the Company and/or of its subsidiaries, provided that incentive stock options may be granted hereunder only to officers and other key employees (including directors who are also officers or employees). No officer or key employee may receive options under this Plan covering in excess of 400,000 shares in any fiscal year of the Company (subject to adjustment in accordance with the provisions of paragraph 7 of the Plan).

     (b) No consultant may receive options under this Plan if, at the time of grant, a Form S-8 Registration Statement ("Form S-8") under the Securities Act of 1933, as amended (the "Securities Act"), is not available to register either the offer or the sale of the Company's securities to such consultant because of the nature of the services that the consultant is providing to the Company, or because the consultant is not a natural person, or as otherwise provided by the rules governing the use of Form S-8, unless the Company determines both (i) that such grant (A) shall be registered in another manner under the Securities Act (e.g., on a Form S-3 Registration Statement) or (B) does not require registration under the Securities Act in order to comply with the requirements of the Securities Act, if applicable, and (ii) that such grant complies with the securities laws of all other relevant jurisdictions.

     (c) Each director of the Company who is not an employee of the Company shall receive a non-qualified stock option under the Plan immediately following each annual meeting of shareholders of the Company. The first option received by a director under this paragraph 4(c) shall cover 20,000 shares of common stock of the Company and each option received by a director under this Plan thereafter shall cover 16,000 shares of common stock, in the case of a director who is a chair of a committee of the Board of Directors, and 12,000 shares, in the case of a director who is not. Each such option shall have an exercise price equal to the fair market value of the common stock of the Company on the date of the annual meeting of shareholders to which it relates, determined in accordance with the provisions of paragraph 5(a)(ii) of this Plan. The number of options that directors may receive pursuant to this paragraph 4(c) shall be appropriately adjusted in accordance with the provisions of paragraph 7 of this Plan. This paragraph 4(c) shall not be amended more than once every six months, other than to comply with changes in the Code or the rules or regulations thereunder.

     (d) Persons to whom options to purchase shares are granted are hereinafter referred to as "optionee(s)."

5.        TERMS OF OPTION AGREEMENTS.

     (a) Options granted pursuant to the Plan shall be evidenced by agreements specifying the number of shares covered thereby, in such form as the Board of Directors or Committee shall from time to time establish, which agreements may incorporate all or any of the terms hereof by reference and shall comply with and be subject to the following terms and conditions:

          (i) The Board of Directors or Committee shall have the power to set the time or times within which each option shall be exercisable and to at any time accelerate the time or times of exercise (notwithstanding the terms of the option). Unless the stock option agreement executed by the optionee expressly otherwise provides, (i) an option granted to an officer or other key employees or consultant shall become exercisable on a cumulative basis as to one-quarter of the total number of shares covered thereby on each of the first, second, third and fourth anniversary dates of the date of grant of the option,
(ii) an option granted to a director who is not an employee of the Company shall vest fully on the date of grant and (iii) an option shall not be exercisable after the expiration of ten years from the date of grant.

          (ii) Except as provided in paragraph 5(b) below, the exercise price of any stock option granted under this Plan shall not be less than 100% of the fair market value of the shares of common stock of the Company on the date of the granting of the option. The fair market value per share shall be the last sale price on the day the option is granted as reported on the National Market System, or, if such stock is not then reported on the National Market System but quotations are reported on the National Association of Securities Dealers Automated Quotations System, the average of the bid and asked prices on the day the option is granted, in either event as such price quotes are listed in The Wall Street Journal, Western Edition (or if not so reported in The Wall Street Journal, any other listing service or publication known to the Board of Directors). If the stock is listed upon an established stock exchange or exchanges, such fair market value shall be deemed to be the closing price of the common stock on the largest such stock exchange upon which such stock is listed on the day the option is granted.

          (iii) To the extent that the right to purchase shares has accrued hereunder, options may be exercised from time to time by written notice to the Company, stating the number of shares being purchased and accompanied by the payment in full of the option price for such shares. Such payment shall be made in cash or in shares of the outstanding common stock of the Company which have been held by the optionee for at least six months or in a combination of cash and such stock, except that the Board of Directors or the Committee in its sole discretion may authorize payment by any optionee (for all or part of his or her purchase price) by a promissory note or such other from of legal consideration that may be acceptable to the Board or Committee.

     If shares of common stock are used in part or full payment for the shares to be acquired upon exercise of the option, such shares shall be valued for the purpose of such exchange as of the date of exercise of the option in accordance with the provisions of subparagraph (ii) above. Any certificates for shares of outstanding common stock used to pay the option price shall be accompanied by stock powers duly endorsed in blank by the registered holder of the certificate (with the signature thereon guaranteed). In the event the certificates tendered by the optionee in such payment cover more shares than are required for such payment, the certificates shall also be accompanied by instructions from the optionee to the Company's transfer agent with regard to disposition of the balance of the shares covered thereby.

     If payment by promissory note is authorized, the interest rate, term, repayment schedule and other provisions of such note shall be as specified by the Board of Directors or the Committee; provided, however, that such note shall bear interest at a rate not less than the applicable test rate of interest prescribed by Section 1.483-1(d)(1) of the Treasury Regulations, as in effect at the time the stock is purchased. The Board of Directors or Committee may require that the optionee pledge his or her stock to the Company for the purpose of securing the payment of such note, and the Company may hold the certificate(s) representing such stock in order to perfect its security interest.

     An option may be exercised by a securities broker acting on behalf of an optionee pursuant to authorization instructions approved by the Company, provided that the notice of exercise of such option shall be delivered, and the exercise price of such option shall be paid in full, as specified above.

          (i) The Company at all times shall keep available the number of shares of stock required to satisfy options granted under the Plan.

          (ii) The Company may require any person to whom an option is granted, his or her legal representative, heir, legatee, or distributee, as a condition of exercising any option granted hereunder, to give written assurance satisfactory to the Company to the effect that such person is acquiring the shares subject to the option for his or her own account for investment and not with any present intention of selling or otherwise distributing the same. The Company reserves the right to place a legend on any share certificate issued pursuant to this Plan to assure compliance with this paragraph. No shares of common stock of the Company shall be required to be distributed until the Company shall have taken such action, if any, as is then required to comply with the provisions of the Securities Act or any other then applicable securities law.

          (iii) Neither a person to whom an option is granted, nor such person's legal representative, heir, legatee, or distributee, shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to such option unless and until such person has exercised his or her option pursuant to the terms thereof.

          (iv) Options shall be transferable only by will or by the laws of descent and distribution, and during the lifetime of the person to whom they are granted such person alone may exercise them.

          (v) An option granted to an employee or director shall terminate and may not be exercised if the person to whom it is granted ceases to be employed by the Company or by a subsidiary of the Company, or ceases to be a director (unless such person continues as an employee), with the following exceptions:

                 (1) If the employment or directorship is terminated for any reason other than the person's death or disability, he or she may at any time within not more than three months after such termination exercise the option, but only to the extent that it was exercisable by such person on the date of such termination, or

                 (2) If such person dies or becomes disabled while in the employ of the Company or of a subsidiary, or while a director, his or her option may be exercised by his or her personal representatives, heirs or legatees at any time within not more than twelve (12) months following the date of death or disability, but only to the extent such option was exercisable by such person on the date of death or disability.

     An option granted to a consultant shall terminate in accordance with the terms specified in the option.

          (vi) In no event may an option be exercised by anyone after the expiration of the term of the option established pursuant to subparagraph 5(a)(i) hereof.

          (vii) Each option granted pursuant to this Plan shall specify whether it is a non-qualified or an incentive stock option, provided that the Board of Directors or Committee may give the optionee the right to elect to receive either an incentive or a non-qualified stock option.

          (viii) An option granted pursuant to this Plan may have such other terms as the Board of Directors or Committee in its discretion may deem necessary or appropriate and shares issued upon exercise of any option hereunder may be subject to such restrictions as the Board of Directors or Committee deems appropriate.

     (b) In addition to the terms and conditions specified above, incentive stock options granted under this Plan shall be subject to the following terms and conditions:

          (i) The aggregate fair market value (determined as of the time the option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by any optionee during any calendar year (under all option plans of the Company or its parent and subsidiary corporations) shall not exceed $100,000.

          (ii) As to individuals otherwise eligible under this Plan who own more than 10 percent of the total combined voting power of all classes of stock of the Company and its parent and subsidiary corporations, an incentive option can be granted under this Plan to any such individual only if at the time such option is granted the option price is at least 110 percent of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted.

6.        USE OF PROCEEDS FROM SHARES.

     Proceeds from the sale of Shares pursuant to options granted under the Plan shall be used for general corporate purposes.

7.        ADJUSTMENT UPON CHANGES IN SHARES.

     (a) If any change is made in the shares subject to the Plan, or subject to any option granted under the Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), appropriate adjustments shall be made by the Board of Directors or Committee in the maximum number of shares subject to the Plan and the number of shares and price per share of stock subject to outstanding options.

     (b) Other than in the case of a reincorporation of the Company in another state, in the event of (i) dissolution or liquidation of the Company,
(ii) a transaction in which more than 50 percent of the shares of the Company that are entitled to vote are exchanged, or (iii) any merger or consolidation or other reorganization in which the Company is not the surviving corporation (or in which the Company becomes a subsidiary of another corporation), outstanding options under this Plan shall become fully exercisable immediately prior to any such event.

8.        RIGHTS AS AN EMPLOYEE.

     Nothing in this Plan or in any options awarded hereunder shall confer upon any employee any right to continue in the employ of the Company or of any of its subsidiaries or interfere in any way with the right of the Company or any such subsidiary to terminate such employee's employment at any time.

9.        WITHHOLDING TAX.

     There shall be deducted from the compensation of any employee holding options under this Plan the amount of any tax required by any governmental authority to be withheld and paid over by the Company to such governmental authority for the account of the person with respect to such options. To the extent provided in the stock option agreement executed by the optionee, the optionee may satisfy any federal, state or local tax withholding obligation arising with respect to the exercise of an option by authorizing the Company to withhold shares of stock otherwise issuable to the optionee as a result of the exercise of the option; provided that such shares shall not be withheld at rates that exceed the minimum statutory withholding rates for federal, state and local taxes, including payroll taxes.

10.       TERMINATION AND AMENDMENT OF PLAN.

     The Board of Directors may at any time terminate this Plan or make such modifications of the Plan as it shall deem advisable. Any modification which increases the number of shares which may be issued under the Plan (other than pursuant to paragraph 7 hereof ), or changes the requirements as to eligibility for participation in the Plan shall become effective only upon approval of the holders of a majority of the securities of the Company present, or represented, and entitled to vote at a meeting duly held in accordance with the laws of the State of Delaware. Notwithstanding the foregoing, rights under any options granted prior to an amendment of the Plan shall not be impaired by such amendment unless the optionees holding such outstanding options consent in writing.

11.       INDEMNIFICATION.

     In addition to such other rights of indemnification as they may have as directors, the members of the Board of Directors or Committee administering the Plan shall be indemnified by the Company against the reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such member is liable for negligence or misconduct in the performance of his duties; provided that within 60 days after institution of any such action, suit or proceeding, the member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

12.       EFFECTIVE DATE AND DURATION OF THE PLAN.

     The 1992 Stock Option Plan shall become effective on July 23, 1992. Any rights granted under this Plan must be granted within ten (10) years of such effective date.

                                     PROXY

                        ADAPTIVE BROADBAND CORPORATION

                     PROXY SOLICITED BY BOARD OF DIRECTORS
                      FOR ANNUAL MEETING OF STOCKHOLDERS

     The undersigned hereby appoints Frederick D. Lawrence and Kenneth J. Wees, or either or them, each with power of substitution and revocation, as the proxy or proxies of the undersigned to represent the undersigned and vote all shares of the Common Stock, $.10 par value, of ADAPTIVE BROADBAND CORPORATION, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Sheraton Four Points Sunnyvale Hotel (formerly the Sunnyvale Hilton Hotel), 1250 Lakeside Drive, Sunnyvale, California 94086, at 10:00 a.m. on October 25, 2000, and at any adjournments or postponements thereof, upon the matters set forth on the reverse side of this card.

     The Annual Meeting may be held as scheduled only if a majority of the shares outstanding are represented at the meeting by attendance or proxy. Accordingly, please complete this proxy and return it promptly in the enclosed envelope. Please date and sign exactly as your name(s) appears on your shares. If signing for estates, trusts, or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.

     The shares covered by this proxy will be voted in accordance with the choices made. When no choice is made, this proxy will be voted for all listed nominees for directors and for Proposal 2. In the event of cumulative voting, a vote for nominees of the Board of directors will give the persons named in the proxy discretionary authority to cumulate all votes as to which the stockholder is entitled and allocate such votes in favor of one or more nominees of the Board voted for by the stockholder, as the proxyholders may determine. If additional persons are nominated for election as directors, the proxyholders may vote this proxy in such manner on a cumulative voting basis as will ensure the election of as many of the directors voted for by the stockholder as possible. In such event, the specific nominees for whom such votes will be cumulated will be determined by the proxyholders.

SEE REVERSE         CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
SIDE                                                                 SIDE

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  /  /

MARK HERE IF YOU PLAN TO ATTEND THE MEETING   /  /

NOTE: Please sign as your name(s) appear(s) hereon. If more than one name appears, all must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature _______________________________ Date: __________________


Signature: ______________________________ Date: __________________